Exhibit 3.121

RESTATED

ARTICLES OF INCORPORATION

OF

ADS ASSOCIATES, INC.

Gregory M. Pond and Barry Witkow certify that:

1. They are the president and the secretary, respectively, of ADS Associates, Inc., a California corporation.

2. The articles of incorporation of this corporation are amended and restated to read as set forth on Appendix A hereto, which is incorporated herein by this reference.

3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 77,352. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was two-thirds.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 24 October, 1996

Gregory M. Pond, President

Barry Witkow, Secretary

APPENDIX A

The name of this corporation is ADS ASSOCIATES, INC.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

This corporation is authorized to issue two classes of stock designated, respectively, Common Stock and Series A Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 1,000,000. The total number of shares of Series A Preferred Stock which this corporation is authorized to issue is 3,750.

IV.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares of capital stock or the holders thereof are as follows:

Section 1. Definitions. For purposes of these Restated Articles of Incorporation the following definitions shall apply:

Company. (a) “Board” shall mean the Board of Directors of the

(b) “Company” shall mean this corporation.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company.

Section 2. Dividends.

(a) Right to Dividends. The holders of the then outstanding Series A Preferred Stock shall be entitled to receive quarterly distributions, in preference to any distribution to the holders of the Common Stock, at the rate of $10.00 per share of Series A Preferred Stock per annum payable in cash out of any assets at the time legally available therefor. Distributions may be declared and paid upon Common Stock only if (i) all accrued and unpaid distributions on the Series A Preferred Stock shall have been paid for all shares of Series A Preferred Stock and (ii) distributions shall have been paid to or declared and set apart upon all shares of Series A Preferred Stock in an amount equal to the amount which would be paid should all shares of Series A Preferred Stock be converted into Common Stock and thus be eligible for the declared distribution on Common Stock. The Series A Preferred Stock dividends shall be cumulativeb and rights to such dividends shall accrue to holders of Series A Preferred Stock after each quarter to the extent unpaid pursuant to Section 2(b) below. No rights to dividends shall accrue to holders of the Common Stock unless declared by the Board of Directors.

(b) The Company shall be obligated to pay the quarterly distributions with respect to the Series A Preferred Stock specified in Section 2(a) above by the 30th day following the end of the quarter, except to the extent that (i) it is not legally able to do so or (ii) the Board determines in-good faith that the payment of such distributions will result in the Company suffering a substantial and material adverse change in its financial position. The Company covenants to use its best efforts to improve its financial condition in order that it can meet its obligations to pay distributions under Section 2(a).

(c) For purposes of this Section 2, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock or Series A Preferred Stock held by employees, directors or consultants of the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events including the termination of employment or services). Each holder of shares of Series A Preferred Stock shall be deemed to have consented to distributions made by the Company in connection with the repurchase of shares of Common Stock or Series A Preferred Stock issued to or held by employees, directors or consultants pursuant to agreements providing for such repurchases upon the occurrence of certain events.

Section 3. Liquidation Rights of series A Preferred stock.

(a) preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Series A Preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, or earnings, -but before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to, the total of (i) the “Base Liquidation Preference” which shall be $200 per share of Series A Preferred Stock plus (ii) any dividends accrued but unpaid on such shares. After such payment, the holders of the Series A Preferred Stock on an as converted basis and the holders of the Common Stock shall share in any further payments or distributions pro rata, based upon the proportion of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Series A Preferred Stock then held by each holder bears to the total number of other outstanding Common stock and Common Stock issuable upon conversion of outstanding Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts to which they are entitled, then all of the assets of the Company to be distributed shall be distributed pro rata to the holders of the series A Preferred Stock until the full preferential amounts attributable to the Series A Preferred Stock shall have been paid in full. The pro rata portion due a holder of Series A Preferred stock shall be determined by multiplying those assets available for distribution by a fraction, the numerator of which is the preferential amount due such holder and the denominator of which is the preferential amount due all holders of Series A Preferred Stock. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding and the holders of the Series A Preferred Stock on an as-converted basis shall be entitled to receive ratably all remaining assets of the Company to be distributed.

(b) Reorganization.

(1) In the event of;

(A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the company in which in excess of 50% of the Company’s voting power with respect to the election of directors is transferred, or

(S) a sale of all or substantially all of the assets of the Company,

then holders of the Series A Preferred Stock -shall first receive for each share of such Series A Preferred Stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the accrued but unpaid dividends on such shares. Thereafter, the holders of the Common Stock then outstanding and the holders of the Series A Preferred Stock on an as-converted basis, shall share in any further payments or distributions pro rata, based upon the proportion that the number of shares of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Series A Preferred Stock then held by each holder bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Series A Preferred Stock. In the event that an amount equal to the accrued but unpaid dividends on each share of Series A Preferred Stock is not paid to the holders of the Series A Preferred Stock upon or immediately prior to such transaction in accordance herewith, then the entire amount payable in respect of the proposed transaction shall be distributed among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(2) Any securities to be delivered to the holders of the Series A Preferred Stock or Common Stock pursuant to Section 3(b)(1) above shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(i) Traded on a national or regional securities exchange, the national market system or the over-the-counter market, the value shall be computed on the basis of the price at which such securities are valued for purposes of the transaction in which they are acquired by the corporation;

(ii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as set forth in Sections (2)(A)(1) or (2)(A)(ii), above, to reflect the appropriate fair market value thereof, as determined in good faith by the Board.

(3) In the event the requirements of this Section 3(b) are not complied with, the Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 3(b) have been complied with, or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3(b)(4) hereof.

(4) The Company shall give each holder of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3(b), and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Company has given the first notice provided for herein or sooner than 20 days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 4. Redemption. Series A Preferred Stock shall not be subject to redemption by the Company.

Section 5. Voting Rights.

(a) Series A Preferred Stock. Except as otherwise expressly provided in Section 5(b) or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters with each holder of shares of Series A Preferred Stock entitled to that number of votes which equals the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 6 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(b) Class Vote. The Company shall not, without the vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock voting as a separate class:

(1) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(2) create, authorize or obligate itself to issue shares of any class or series of stock having. rights, preferences or privileges, including as to distributions and liquidations, senior to or on a parity with the Series A Preferred Stock; or

(3) increase the authorized number of shares of Series A Preferred Stock.

Section 6. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights.

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent of the Company’s series A Preferred Stock or Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $200 by the Conversion Price (as hereinafter defined) of Series A Preferred Stock in effect on the date the certificate evidencing the Series A Preferred Stock to be converted is surrendered for conversion.

(b) Conversion Price. The initial Conversion Price per share applicable to the Series A Preferred Stock shall be $200 (“Conversion Price”). The Conversion Price shall be subject to adjustment from time to time as provided below.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock of the Company, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred stock or Common Stock, and shall give written notice to the Company at such office that it elects to convert the same and shall state therein the number of shares of Series A Preferred stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of common Stock to which it is entitled, a certificate or certificates for the number of shares of Series A Preferred Stock which were not converted, . any, and shall promptly pay in cash all accrued and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing the product of $200 and the total number of shares of Series A Preferred Stock being converted by the Conversion Price then in effect for the Series A Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. in lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Board.

(d) Adjustment for Stock splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Common stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date on a Fully Diluted Basis (as defined below), and (2) the denominator of which shall be the total number of shares of common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date on a Fully Diluted Basis plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if each distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.

(f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock.

(g) Adjustment for Reclassification. Exchange and substitution. If the Common Stock issuable upon the conversion of shares of Series A Preferred stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 6), then and in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Reorganizations. Mergers. Consolidations or Sales of Assets. Except with regard to a reorganization, merger, consolidation or sale of assets which is subject to Section 3(b), if at any time or from time to time there is a capital reorganization of the Common-Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A

Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger or consolidation, to which a holder of the number of shares of Common Stock, into which such shares of Series A Preferred Stock would have been deliverable upon conversion immediately prior to such reorganization, merger or consolidation would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(i) Notices of Record Date. In the event of (i) the fixing of a record date by the Company for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) there is any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger of the company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

(j) Automatic Conversion.

(1) The shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock based upon the then effective Conversion Price of Series A Preferred Stock immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amends , covering the offering an- sale of Common Stock for the account of the company resulting in net cash proceeds to the Company in excess of $10,000,000, provided that, all accrued and unpaid dividends on the Series A Preferred Stock are paid upon conversion.

(2) Upon the occurrence of such automatic conversion event as specified in subparagraph (1) above, the outstanding shares of Series A Preferred Stock subject to automatic conversion shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock so converted shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in the holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such-automatic conversion occurred and the Company shall promptly pay in cash all declared and unpaid dividends on the shares of Series A Preferred Stock being converted.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices. Any notice required by the provisions of this Section 6 shall be in writing and shall be personally delivered or mailed by using first-class mail, postage prepaid, to the address of each holder of record at his address appearing on the books of the Company. Any such notice shall be deemed to be properly given upon receipt, if delivered personally or, if sent by mail, five business days after the same has been deposited in the United States mail, addressed and postage prepaid as set forth above.

(m) Payment of Taxes. The holders of Series A Preferred Stock to be converted will pay all taxes and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

(n) No Dilution or Impairment. The Company shall not amend its Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of. the Series A Preferred Stock against dilution or other impairment.

Section 7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the company shall be authorized to issue.

Section 8. Residual Rights. All rights accruing to the outstanding shares of this Company not expressly provided for to the contrary herein shall be vested in the Common Stock.

V.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Neither any amendment nor, repeal of this Article V, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VI.

This Corporation shall be authorized, Whether by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders in excess of indemnification expressly permitted by Section 317 of the _California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

AGREEMENT OF MERGER

Parties:	MULTINATIONAL COMPUTER MODELS, INC., a New Jersey corporation (“MCM”) 333 Fairfield Road Fairfield, NJ 07004

ADS ASSOCIATES, INC., a California corporation (“ADS”) 23586 Calabasas Road, Suite 200 Calabasas, CA 91302

Dated:	December 23, 1999

Background: MCM and ADS are sister corporations. For various business and tax reasons, the Boards of Directors of MCM and ADS have each determined that it is in the best interests of each corporation and their respective stockholders that MCM be merged with and into ADS, whereby the surviving corporation would be a direct subsidiary of SunGard Investment Ventures, Inc. (“SIVI”). The merger of MCM with and into ADS (the “MCM Merger”) will be effected on the terms stated in this Agreement. The Boards of Directors and the stockholders of MCM and ADS have each unanimously adopted resolutions approving this Agreement in the manner required by the laws of their respective jurisdictions. Accordingly, a Certificate of Merger will be executed and filed with the Secretary of State of New Jersey, and the appropriate Officer’s Certificates will be filed in the State of California.

INTENDING TO BE LEGALLY BOUND, MCM and ADS hereby adopt this Agreement of Merger, and agree that MCM shall be merged with and into ADS on the following terms:

1. MCM Merger. On the MCM Effective Date (as defined below), MCM shall be merged with and into ADS in accordance with this Agreement and in compliance with the New Jersey Business Corporation Act and the California Corporations Code, and the MCM Merger shall have the effect provided for under such laws. ADS (sometimes referred to below as the “Surviving Corporation”) shall be the surviving corporation of the MCM Merger and shall continue to exist and to be governed by the laws of the State of California. The corporate existence and identity of ADS, with its purposes and powers, shall continue unaffected and unimpaired by the MCM Merger, and ADS shall succeed to and be fully vested with the corporate existence and identity of MCM. The separate corporate existence and identify of MCM shall cease upon the MCM Effective Date, and MCM and ADS shall be a single California corporation. On the MCM Effective Date, all outstanding shares of capital stock of MCM shall be cancelled without consideration, and all outstanding shares of capital stock of ADS shall be unaffected by the MCM Merger. The directors and officers of ADS on the Effective Date will continue as the directors and officers of the Surviving Corporation.

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2. Name and Registered Office of Surviving Corporation. On the MCM Effective Date, the name of the Surviving Corporation shall be ADS Associates, Inc. with its registered agent being CT Corporation System, located at 818 West Seventh Street, Los Angeles, CA 90017.

3. Articles of Incorporation. Immediately after the MCM Merger, the Articles of Incorporation of the Surviving Corporation shall be the same as before the MCM Merger, except that the Surviving Corporation’s name shall be changed in Article I to read as follows:

1. The name of the corporation is SunGard Treasury Systems Inc.

4. Bylaws. Immediately after the MCM Merger, the bylaws of the Surviving Corporation shall be the same as before the MCM Merger.

5. MCM Effective Date. As used in this Agreement, “MCM Effective Date” shall mean 11:59 PM on December 31, 1999.

6. Termination. This Agreement may be terminated or abandoned at any time before the Effective Date by any party hereto with the due approval of its Board of Directors.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

8. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

9. Section Headings. Section headings in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized officers and have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

MULTINATIONAL COMPUTER MODELS, INC.

/s/ Thomas J. McDugall
Thomas J. McDugall, Vice President

/s/ Lawrence A. Gross
Lawrence A. Gross, Secretary

ADS ASSOCIATES, INC.

/s/ Thomas J. McDugall
Thomas J. McDugall, Vice President

/s/ Lawrence A. Gross
Lawrence A. Gross, Secretary

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State of California Secretary of State LIMITED LIABILITY COMPANY ARTICLES OF ORGANIZATION – CONVERSION	File 2 0 0 7 0 0 9 1 0 1 7 1 ENDORSED – FILED in the office of the Secretary of State of the State of California DEC 29 206 This Space For Filing Use Only
IMPORTANT — Read all instructions before completing this form

CONVERTED ENTITY INFORMATION

1.	NAME OF LIMITED LIABILITY COMPANY (End the name with the words “Limited Liability Company,” “Ltd. Liability Co.,” or the abbreviation “LLC” or “L.L.C.”)

Sun Guard Treasury Systems LLC

2.	THE PURPOSE OF THE LIMITED LIABILITY COMPANY IS TO ENGAGE IN ANY LAWFUL ACT OR ACTIVITY FOR WHICH A LIMITED LIABILITY COMPANY MAY BE ORGANIZED UNDER THE BEVERLY-KILLEA LIMITED LIABILITY COMPANY ACT.

3.	THE LIMITED LIABILITY COMPANY WILL BE MANAGED BY (Check only one)

☐ ONE MANAGER ☐ MORE THAN ONE MANAGER ☐ ALL LIMITED LIABILITY COMPANY MEMBER(S)

4.	MAILING ADDRESS OF THE CHIEF EXECUTIVE OFFICE CITY AND STATE ZIP CODE

5.	NAME OF AGENT FOR SERVICE OF PROGRESS (If the agent is an individual, the agent must reside in California and both Items 5 and 6 must be completed. If the agent is a corporation, the agent must have on file with the California Secretary of State a certificate pursuant to Corporation Code section 1505 and Item 5 must be completed (leave Item 6 blank).)

C T Corporation System

6.	IF AN INDIVIDUAL, ADDRESS OF AGENT FOR SERVICE OF PROCESS IN CA CITY STATE ZIP CODE

CA

CONVERTING ENTITY INFORMATION

7.	NAME OF CONVERTING ENTITY
SunGard Treasury Systems Inc.

8. FORM OF ENTITY corporation	9. JURISDICTION CA	10. CA SECRETARY OF STATE FILE NUMBER, IF ANY 00944750

11.	THE PRINCIPAL TERMS OF THE PLAN OF CONVERSION WERE APPROVED BY A VOTE OF THE NUMBER OF INTERESTS OR SHARES OF EACH CLASS THAT EQUALED OR EXCEEDED THE VOTE REQUIRED. IF A VOTE WAS REQUIRED, PROVIDE THE FOLLOWING FOR EACH CLASS:

STATE THE CLASS AND NUMBER OF OUTSTANDING AND INTERESTS ENTITLED TO VOTE	THE PERCENTAGE VOTE REQUIRED OF EACH CLASS
1,000 common shares	51%

ADDITIONAL INFORMATION

12.	ADDITIONAL INFORMATION SET FORTH ON THE ATTACHED PAGES, IF ANY, IS INCORPORATED HEREIN BY THIS REFERENCE AND MAKES PART OF THIS CERTIFICATE

13.	I CERTIFY UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF CALIFORNIA THAT THE FOREGOING IS TRUE AND CORRECT OF MY OWN KNOWLEDGE. I DECLARE I AM THE PERSON WHO EXECUTED THIS INSTRUMENT, WHICH EXECUTION IS MY ACT AND DEED.

/s/	12/12/06	Michael J. Ruane, Vice President
SIGNATURE OF AUTHORIZED PERSON		TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON
/s/	12/12/06	Leslie S. Brush, Secretary,
SIGNATURE OF AUTHORIZED PERSON		TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON

LLC-1A (REV 06/2005)	APPROVED BY SECRETARY OF STATE

CA109 – 10/12/06 C T System Online

State of California Secretary of State LIMITED LIABILITY COMPANY CERTIFICATE OF AMENDMENT A $30.00 filing fee must accompany this form. IMPORTANT — Read instructions before completing this form	ENDORSED –FILED in the office of the Secretary of State of the State of California DEC 29 206 This Space For Filing Use Only

1. SECRETARY OF STATE FILE NUMBER 200700910171	2. NAME OF LIMITED LIABILITY COMPANY SunGard Treasury Systems LLC

3.	COMPLETE ONLY THE SECTIONS WHERE INFORMATION IS BEING CHANGED. ADDITIONAL PAGES MAY BE ATTACHED IF NECESSARY.

A.	LIMITED LIABILITY COMPANY NAME (END THE NAME WITH THE WORDS “LIMITED LIABILITY COMPANY,” LTD. LIABILITY CO.” OR THE ABBREVIATIONS “LLC”)

SunGard AvantGard LLC

B.	THE LIMITED LIABILITY COMPANY WILL BE MANAGED BY (CHECK ONE):

☐	ONE MANAGER

☐	MORE THAN ONE MANAGER

☐	ALL LIMITED LIABILITY COMPANY MEMBER(S)

C.	AMENDMENT TO TEXT OF THE ARTICLES OF ORGANIZATION

D.	OTHER MATTERS TO BE INCLUDED IN THIS CERTIFICATE MAY BE SET FORTH ON SEPARATE ATTACHED PAGES AND ARE MADE A PART OF THIS CERTIFICATE. OTHER MATTERS MAY INCLUDE A CHANGE IN THE LATEST DATE ON WHICH THE LIMITED LIABILITY COMPANY IS TO DISSOLVE OR ANY CHANGE IN THE EVENTS THAT WILL CAUSE THE DISSOLUTION.

4.	FUTURE EFFECTIVE DATE, IF ANY:

MONTH December                 DAY 31                 YEAR 2006

5.	NUMBER OF PAGES ATTACHED, IF ANY:

6.	IT IS HEREBY DECLARED THAT I AM THE PERSON WHO EXECUTED THIS INSTRUMENT, WHICH EXECUTION IS MY ACT AND DEED.

/s/	______________
SIGNATURE OF AUTHORIZED PERSON	DATE

Michael J. Ruane, Manager

7.	RETURN TO:
NAME [ ]
FIRM
ADDRESS
CITY/STATE
ZIP CODE [ ]

SEC/STATE FORM LLC-2 (Rev. 03/2005) – FILING FEE $30.00	APPROVED BY SECRETARY OF STATE